                                                                    Exhibit 99.1
                                                                    ------------
                                                                    News Release

             TRANSWITCH CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE
             -----------------------------------------------------
                        ONEX COMMUNICATIONS CORPORATION
                        -------------------------------

ACQUISITION WILL EXTEND TRANSWITCH'S PROGRAMMABLE MULTI-SERVICE PRODUCT LINE

(Shelton, CT and Bedford, MA) August 17, 2001 - TranSwitch Corporation (NASDAQ:TXCC) announced today that it has signed a definitive agreement to acquire privately held Onex Communications Corporation ("Onex"), which specializes in the development of integrated circuits that enable switching, routing and transmission of multiple types of voice and data traffic. Onex's System Silicon solution is able to aggregate, groom, switch and provision legacy TDM and next generation voice and data traffic over metropolitan access and transmission networks.

The transaction has a total value of approximately $89 million. The consideration for the non-TranSwitch interest in Onex will consist of $20 million in cash and approximately 6 million shares of TranSwitch common stock, valued at approximately $55 million based on yesterday's closing price. The transaction is expected to be completed in the third quarter ending September 30, 2001, subject to customary closing conditions and requisite regulatory approvals.

The transaction, which will be accounted for as a purchase, is expected to be dilutive to TranSwitch's earnings per share on a pro-forma basis by approximately $0.03 - $0.05 per share in the fourth quarter of 2001. Onex, based in Bedford, Massachusetts, will operate as a wholly owned subsidiary of TranSwitch.

Transwitch Corporation Announces Agreement to Acquire Onex Communications
Corporation                                                               page 2


Onex was founded with TranSwitch technology and TranSwitch was an original investor in Onex. Other investors include IBM, St. Paul Ventures, Signal Lake Venture Fund, Star Ventures, TSF Entrepreneurial Roundtable, and Venrock Associates. TranSwitch has additionally incubated and partnered with several start-ups with promising technology. These partnerships are designed to give TranSwitch access to products and technologies that are complementary to TranSwitch's own product portfolio. TranSwitch will continue to evaluate acquisitions of strong entrepreneurial companies that will extend the depth and the breadth of its product line, intellectual property portfolio and market opportunities.

"With this acquisition, TranSwitch will be able to offer a complete range of products and solutions targeted towards the metropolitan access market, which is estimated to grow in size to exceed $7 billion in system sales by 2005," stated Dr. Santanu Das, President and Chairman of the Board of Directors of TranSwitch Corporation. "We are excited to welcome Onex to our team and look forward to capitalizing on their technology and resources to further enhance our product offerings in this market space. In particular, the System Silicon solution approach developed by Onex, we believe, will set a new standard for the value proposition offered by semiconductor suppliers. This approach will simplify the development and integration efforts of system OEMs and accelerate their time-to-market," concluded Dr. Das.

Onex's high-speed switching, routing, and grooming technology will seamlessly integrate into the TranSwitch product line. The combined product portfolio will further enable development of cost effective system architectures that address both service flexibility and increased bandwidth requirements of the next generation networks.

Transwitch Corporation Announces Agreement to Acquire Onex Communications
Corporation                                                               page 3


Onex Vice President of Marketing, Paul DeBeasi, said, "TranSwitch's market presence and its complementary technology will provide us with the opportunity to fully capitalize on the market potential of our solution in the metropolitan space. We are excited at the opportunity to further develop our technology as part of the TranSwitch team."

TranSwitch will be hosting a live conference call regarding this acquisition on Friday, August 17, 2001 at 10:00 am Eastern at 1-303-267-1006, the conference access code is 1172853. The call will be recorded and the replay will be available for 30 days at 1-303-804-1855 using the same access code 1172853 beginning at 11:30 am Eastern. Participants can also access this call via a Vcall link on TranSwitch's home page: www.transwitch.com or by going to
                                      ------------------
http://www.vcall.com/NASApp/VCall/EventPage?ID=77641.
----------------------------------------------------

About Transwitch:

TranSwitch, headquartered in Shelton, Connecticut, is a leading developer and global supplier of innovative high-speed VLSI semiconductor solutions - Connectivity Engines(TM)- to original equipment manufacturers who serve three fast-growing end-markets: the Worldwide Public Network Infrastructure, the Internet Infrastructure, and corporate Wide Area Networks (WANs). Combining its in-depth understanding of applicable global communication standards and its world-class expertise in semiconductor design, TranSwitch implements communications standards in VLSI solutions which deliver high levels of performance. Committed to providing high-quality products and service, TranSwitch is ISO 9001 registered. Detailed information on TranSwitch products, news announcements, seminars, service and support is available on TranSwitch's home page at the World Wide Web site: www.transwitch.com.
                                      ------------------

Transwitch Corporation Announces Agreement to Acquire Onex Communications
Corporation                                                               page 4

About Onex Communications Corporation:

Onex, a semiconductor company, is focused on communications solutions that exploit fundamental shifts in broadband traffic. Its mission is to be a market leader in offering VLSI system solutions that enable the flexible support of a changing mix of broadband traffic in all major modes - TDM, ATM, IP - on common network hardware elements. The Company is located in Bedford, Massachusetts.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements regarding TranSwitch and its operations involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; risks in technology development and commercialization; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks of failing to attract and retain key managerial and technical personnel; risk of dependence on third-party VLSI fabrication facilities, intellectual property rights, and litigation; risks of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks associated with competition and competitive pricing pressures; risks associated with foreign sales and high customer concentration; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

TranSwitch is registered trademark of TranSwitch Corporation.
Onex is a Trademark of Onex Communications Corporation.

For more information contact:
Mr. Peter Tallian
Chief Financial Officer
TranSwitch Corporation
Phone: 203-929-8810 ext. 2427
Fax: 203-926-9453
www.transwitch.com
------------------